EXHIBIT 99

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions

Contact:	Brian P. Campbell	READ IT ON THE WEB
	President and Chief Executive Officer	http://www.kaydon.com
(734) 747-7025 ext. 129

KAYDON CORPORATION REPORTS
FOURTH QUARTER AND FULL YEAR 2003 RESULTS

Ann Arbor, Michigan – February 24, 2004

     Kaydon Corporation (NYSE: KDN) today reported net income for the fourth quarter 2003 of $11.2 million or $.40 per common share on a diluted basis, based on 27.8 million common shares outstanding. For the fourth quarter 2002 Kaydon reported net income of $8.7 million or $.29 per common share on a diluted basis, based on 30.0 million common shares outstanding. Sales during the fourth quarter of 2003 were $79.1 million, an increase of 10.7 percent as compared to $71.5 million in 2002’s fourth quarter. Increased demand for specialty bearings, linear deceleration products, rings and seals, filtration elements, and slip-rings utilized in various defense, industrial, specialty electronics, and marine applications was only partially offset by weaker demand from other markets, including security scanning equipment, power generation equipment and medical equipment markets. Operating income equaled $19.1 million in the fourth quarter of 2003, compared to $12.6 million in the fourth quarter of 2002.

     In an effort to provide investors with additional information regarding the Company’s results as determined by generally accepted accounting principles (GAAP), the Company has provided reconciliations of certain non-GAAP financial measures, not included in this press release, to the most directly comparable GAAP financial measures, on the Company’s website at: http://www.kaydon.com at the “Reconciliations of Non-GAAP Measures to GAAP Measures” icon. As indicated on the website, the Company believes that the presentation of certain non-GAAP financial measures provides investors with additional insights into pertinent performance measures of the Company, but they should be viewed as supplemental data, rather than as substitutes or alternatives to the GAAP performance measures.

Additional Data on Fourth Quarter and Full Year 2003 Results

     Sales during full year 2003 equaled $294.1 million, an increase of 5.3 percent as compared to $279.4 million during full year 2002. Operating income during 2003 was $55.7 million, compared to $38.4 million in 2002. Net income for 2003 was $33.8 million or $1.18 per common share on a diluted basis, compared with net income of $12.2 million or $.41 per common share on a diluted basis for 2002. 2002 results included an after tax charge of $(4.8) million or $(.16) per common share on a diluted basis ($7.5 million pre-tax) for litigation costs and an after tax charge of $(13.2) million or $(.44) per common share on a diluted basis ($16.8 million pre-tax) for the cumulative effect of an accounting change related to goodwill impairment.

     Fourth quarter 2003 results include, on a pre-tax basis, a $3.8 million favorable impact related to the settlement of a product liability related legal matter, a $1.5 million favorable impact related to a year-end adjustment to the Company’s product liability accrual, a $0.9 million gain on the sale of a building, and the $1.3 million negative effect of various, primarily inventory-related, adjustments at one of the Company’s business units.

     On December 1, 2003, a Federal Court ruled in favor of Kaydon on a previously disclosed legal matter dating back to 2001 involving Kaydon and one of Kaydon’s insurance providers. As a result of the Court’s ruling, the insurance provider agreed to pay Kaydon $2.5 million to settle the legal matter. The $2.5 million was recorded as a receivable in the Company’s December 31, 2003 financial statements, and was received on January 12, 2004. In addition to recording the $2.5 million receivable in other current assets, Kaydon also reversed a $1.3 million accrual it had recorded in December 2001 related to this matter.

     During 2003 and January of 2004, the Company settled certain of its product liability claims at less than what had been estimated at the end of 2002. As a result, during the fourth quarter of 2003 the Company reduced its product liability accrual by $1.5 million.

     As previously disclosed, during the third quarter of 2003 the Company classified a warehousing facility it was no longer using as an asset held for sale. On December 22, 2003, the Company sold the warehousing facility, and realized a gain of $0.9 million on the sale.

     As a result of a physical inventory, a review of potentially obsolete products, and an analysis of product development costs, during the fourth quarter of 2003 one of the Company’s business units recorded negative adjustments totaling $1.3 million.

     During the fourth quarter of 2003, expenses related to insurance and employment-related costs, Sarbanes-Oxley compliance, and Six Sigma implementation increased approximately $1.0 million compared to the fourth quarter of 2002. These costs increased approximately $3.9 million during full year 2003 compared to full year 2002.

     Fourth quarter 2003’s net income includes a full quarter’s effect of the Company’s May 2003 issuance of $200 million of 4% Contingent Convertible Senior Subordinated Notes due 2023 (the “Notes”). When comparing the fourth quarter of 2003 with last year’s fourth quarter, on a pre-tax basis, interest expense on the Notes of $2.1 million and amortization of Note issuance costs of $0.3 million was partially offset by $0.4 million of reduced interest expense on the Company’s outstanding bank debt that was retired in connection with the issuance of the Notes, and by $0.2 million of interest income on the additional cash balances which resulted from the issuance of the Notes. In addition, in conjunction with the Note issuance the Company repurchased 2.0 million shares of its common stock.

     Orders received during the fourth quarter of 2003 equaled $81.3 million, resulting in a backlog of $96.9 million at December 31, 2003, compared to a backlog of $88.3 million at December 31, 2002.

     Cash flow from operations during the fourth quarter 2003 equaled $18.1 million, compared to fourth quarter 2002 cash flow from operations of $16.9 million. During the fourth quarter 2003, the Company repurchased 15,000 shares of Company common stock for $0.4 million, paid common stock dividends of $3.4 million and invested $4.7 million in net capital expenditures. Operating cash flow for full year 2003 totaled $60.6 million compared to $62.2 million during 2002, which included receipt of a tax refund of $10.1 million. During 2003, the Company repurchased a total of 2,429,432 shares of Company common stock for $52.2 million (including 2.0 million shares for $43.5 million in connection with the issuance of the Notes), paid common stock dividends of $14.0 million, and invested $11.9 million in net capital expenditures.

     Depreciation and amortization during the fourth quarter 2003 equaled $3.2 million, compared to $3.1 million during the fourth quarter of 2002. Depreciation and amortization for 2003 equaled $13.9 million, compared to $13.7 million in 2002.

     The Company’s cash and cash equivalents equaled $255.8 million at December 31, 2003.

     During the fourth quarter of 2003, the Company continued its restructuring plan to enhance operating performance and balance manufacturing utilization in the Specialty Bearings Group, part of the new Friction and Motion Control Products reporting segment. The restructuring plan had a negligible impact on fourth quarter 2003 results. Restructuring charges for the full year 2003 equaled $0.8 million. The Company expects to complete the restructuring plan during the first quarter of 2004, again with negligible impact on first quarter results. This restructuring plan is expected to provide annualized cost savings to the Company of approximately $2.0 million per year beginning in 2004, primarily from reduced labor costs as a result of both the relocation of manufacturing to lower cost locales, and lower headcount.

Effective With the Fourth Quarter of 2003, the Company Now Aggregates Its Operating Results Into Four Reportable Segments

     The Friction and Motion Control Products segment includes businesses that primarily manufacture and distribute specialty bearings, split roller bearings, specialty balls and retaining devices. The Velocity Control Products segment is comprised of businesses that primarily manufacture and distribute industrial shock absorbers, velocity controls, gas springs and rotary dampers. The Sealing Products segment is made up of businesses that primarily manufacture and distribute engine rings, sealing rings and shaft seals. The Power and Data Transmission Products segment includes businesses that primarily manufacture and distribute slip-rings, slip-ring assemblies, video and data multiplexers, fiber optic rotary joints and printed circuit boards. The Company’s remaining businesses, which primarily manufacture and distribute filter elements and filtration systems, metal alloys, machine tool components, and presses and dies, will be reported as “Other.”

     Information regarding the Company’s new reportable segments for 2002 and 2003 can be found on the Kaydon Corporation website at: http://www.kaydon.com at the “Reportable Segment Information” icon.

Segment Discussion

     During 2003, sales of the Friction and Motion Control Products segment increased $6.5 million or 4.9 percent, to $138.6 million, when compared with 2002. Operating income increased $5.1 million or 20.0 percent, to $30.8 million, including $1.4 million of the aforementioned favorable adjustments related to the settlement of a legal matter and the gain on the sale of a building. This segment was positively affected by increased demand for specialty bearings utilized in various defense and key commercial markets.

     Aided by increased product demand from a variety of industrial markets, as well as the impact of favorable foreign exchange rates, 2003 sales of the Velocity Control Products segment increased $8.2 million or 23.5 percent, to $43.1 million, when compared with 2002, while operating income increased $3.7 million or 84.0 percent, to $8.2 million. As a result of increased demand from defense markets, 2003 sales of the Sealing Products segment increased $3.8 million or 11.3 percent, to $37.5 million, when compared with 2002, and operating income increased $0.6 million or 16.2 percent, to $4.6 million.

     During 2003, sales of the Power and Data Transmission Products segment decreased $1.5 million or 4.1 percent, to $35.6 million, when compared with 2002. This segment was negatively affected by lower sales of security scanning equipment due to the completion in early 2003 of sales related to homeland security programs, which was only partially offset by increased demand from military and defense markets. Operating income decreased $3.7 million or 77.6 percent to $1.1 million due to lower volumes and the previously mentioned $1.3 million charge related primarily to inventory adjustments at one business in this segment. Corrective actions implemented at this business, as it adapted to lower 2003 volume levels and a changing mix of commercial and defense products, include headcount reductions of approximately 15 percent, focus on increased efficiencies and overhead reductions, and the planned launch of a new enterprise resource planning system.

     Sales of the Company’s remaining businesses equaled $39.2 million during 2003, a decrease from 2002 of $2.3 million or 5.6 percent due primarily to lower shipments of presses and dies to China as a result of reduced marketing efforts caused by the SARS outbreak. Operating income for these businesses totaled $3.3 million in 2003, down $0.9 million or 21.4 percent, compared with 2002, in part the result of higher raw material costs for metal alloys.

     Brian P. Campbell, Kaydon’s President and Chief Executive Officer commented, “Activity in most of our major end markets continued to improve as we ended 2003. Fourth quarter orders for Kaydon increased by approximately 16.5 percent compared to last year’s level and this favorable trend continues into the current year. The present favorable order entry and backlog levels we are seeing are strong indications that the economy is finally emerging from the manufacturing slow down of the last four years. From our viewpoint, we continue to see recovery in most North American and key European markets.”

     In commenting further, Mr. Campbell stated, “Our efforts over the last three years to resolve legacy issues and drive operational excellence during a challenging economic environment are delivering results. Will there be new challenges? Of course, there always are, but we will attack them aggressively, and successfully as we have in the past. Our business model works, our strategies are on target, Kaydon people across the globe are committed to our continued operational excellence and growth, and we possess the resources and ability to continue developing and delivering proprietary product and growth innovations that serve the needs of our customers.”

     In addition, Mr. Campbell stated, “Complementing our other resources, Kaydon’s balance sheet is highly liquid and, combined with other available financial resources, provides us another important resource to drive strategic growth and diversification, a high priority initiative.”

     Kaydon Corporation is a leading designer and manufacturer of custom-engineered products, supplying a broad and diverse group of industrial, aerospace, medical and electronic equipment, and aftermarket customers.

# # #

     Conference call information: At 10:30 a.m. Eastern time today, Kaydon will host a fourth quarter and full year 2003 earnings conference call. The conference call can be accessed telephonically in a listen-only mode by dialing 1-800-946-0786 and providing the following passcode number: 615927. Participants are asked to dial in 10 minutes prior to the scheduled start time of the call.

     Alternatively, interested parties are invited to listen to the conference call via the Internet by logging on the web at the following address:

     https://cis.premconf.com/sc/scw.dll/usr?cid=vlllrwlwrsdvwrrln or by logging on to the Kaydon Corporation website at: http://www.kaydon.com and accessing the conference call at the “4Q and Full Year 2003 Earnings Conference Call” icon.

     To accommodate those that are unable to listen at the scheduled start time, a replay of the conference call will be available telephonically beginning at 1:30 p.m. Eastern time today through Tuesday, March 2, 2004 at 5:00 p.m. Eastern time. The replay is accessible by dialing 1-888-203-1112 and providing the following passcode number: 647146.

     Additionally, interested parties can access an archive of the conference call on the Kaydon Corporation website at http://www.kaydon.com.

# # #

     Certain statements in this press release are forward-looking within the meaning of the federal securities laws. While the Company believes any forward-looking statements made are reasonable, actual results could differ materially since the statements are based on the Company’s current expectations and are subject to risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending and future litigation and governmental proceedings, estimated legal costs, the estimated fair value of the Company’s assets, the ultimate satisfaction of the Company’s debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission. The Company does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned to consider these factors when relying on such forward-looking information.

KAYDON CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS

	December 31,	December 31,
	2003	2002
Assets:
Cash and cash equivalents	$255,756,000	$146,301,000
Accounts receivable, net	45,423,000	38,334,000
Inventories, net	44,840,000	47,019,000
Other current assets	14,231,000	12,396,000

Total current assets	360,250,000	244,050,000
Plant and equipment, net	84,707,000	84,380,000
Goodwill, net	112,183,000	108,770,000
Other intangible assets, net	8,903,000	9,744,000
Other assets	24,331,000	30,203,000

Total assets	$590,374,000	$477,147,000

Liabilities and Shareholders’ Equity:
Accounts payable	$13,488,000	$10,724,000
Accrued expenses	28,834,000	29,709,000

Total current liabilities	42,322,000	40,433,000
Long-term debt	200,128,000	72,367,000
Long-term liabilities	67,405,000	65,598,000

Total long-term liabilities	267,533,000	137,965,000
Shareholders’ equity	280,519,000	298,749,000

Total liabilities and shareholders’ equity	$590,374,000	$477,147,000

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME

	Fourth Quarter Ended		Full Year Ended
	December 31,	December 31,	December 31,	December 31,
	2003	2002	2003	2002
Net sales	$79,139,000	$71,493,000	$294,092,000	$279,410,000
Cost of sales	49,049,000	47,055,000	188,508,000	184,061,000

Gross profit	30,090,000	24,438,000	105,584,000	95,349,000
Selling, general, and administrative expenses	11,009,000	11,809,000	49,862,000	49,493,000
Litigation-related charge	—	—	—	7,500,000

Operating income	19,081,000	12,629,000	55,722,000	38,356,000
Net interest (expense) income	(1,866,000)	434,000	(3,796,000)	810,000

Income from operations before income taxes	17,215,000	13,063,000	51,926,000	39,166,000
Provision for income taxes	6,025,000	4,343,000	18,174,000	13,740,000

Income from operations before cumulative effect of accounting change	11,190,000	8,720,000	33,752,000	25,426,000
Cumulative effect of accounting change (goodwill impairment), net of income tax credit of $3,544,000	—	—	—	(13,222,000)

Net income	$11,190,000	$8,720,000	$33,752,000	$12,204,000

Weighted average common shares outstanding
Basic	27,779,000	29,997,000	28,579,000	29,989,000
Diluted	27,815,000	29,997,000	28,601,000	30,004,000
Earnings per share from operations before cumulative effect of accounting change
Basic	$0.40	$0.29	$1.18	$0.85
Diluted	$0.40	$0.29	$1.18	$0.85
Loss per share from cumulative effect of accounting change
Basic	—	—	—	($0.44)
Diluted	—	—	—	($0.44)
Earnings per share
Basic	$0.40	$0.29	$1.18	$0.41
Diluted	$0.40	$0.29	$1.18	$0.41
Dividends per share	$0.12	$0.12	$0.48	$0.48